Registration Statement No. 333-191953
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated September 15, 2014
(To Prospectus dated October 28, 2013)

Pricing Term Sheet

Fixed-Rate Notes due 2022 and 2026

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated September 15, 2014 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 28, 2013, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-191953.

Issuer:	The Coca-Cola Company
Security:	1.125% Notes due 2022 1.875% Notes due 2026
Offering Format:	SEC Registered
Principal Amount:	€800,000,000 of 2022 Notes €1,200,000,000 of 2026 Notes
Maturity Date:	September 22, 2022 for 2022 Notes September 22, 2026 for 2026 Notes
Coupon:	1.125% per year for 2022 Notes 1.875% per year for 2026 Notes
Price to Public:	99.144% of principal amount for 2022 Notes 99.702% of principal amount for 2026 Notes
Yield to Maturity:	1.238% for 2022 Notes 1.903% for 2026 Notes
Spread to Benchmark Security:	+52.5 bps for 2022 Notes +89.5 bps for 2026 Notes
Benchmark Security:	German Bunds 1.500% due September 4, 2022 for 2022 Notes German Bunds 1.500% due May 15, 2024 for 2026 Notes
Benchmark Security Yield:	0.713% for 2022 Notes 1.008% for 2026 Notes

Benchmark Security Price:	106.07% for 2022 Notes 104.50% for 2026 Notes
Mid-Swap Yield:	0.938% for 2022 Notes 1.423% for 2026 Notes
Spread to Mid-Swap Yield:	+30 bps for 2022 Notes +48 bps for 2026 Notes
Interest Payment Dates:	Annually on September 22, commencing September 22, 2015 for the 2022 Notes and the 2026 Notes
Make-Whole Call:	At any time at a discount rate of Comparable Government Bond Rate plus 10 bps for 2022 Notes At any time at a discount rate of Comparable Government Bond Rate plus 15 bps for 2026 Notes
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Trade Date:	September 15, 2014
Settlement Date:	September 22, 2014 (T+5)
Listing:	The Coca-Cola Company intends to apply to list the notes on the New York Stock Exchange
ISIN/Common Code/CUSIP:	XS1112678559/111267855/191216BJ8 for 2022 Notes XS1112678989/111267898/191216BK5 for 2026 Notes
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Expected Ratings:	Aa3 by Moody’s Investors Service, Inc. AA by Standard & Poor’s Ratings Services A+ by Fitch Ratings
Underwriters:

Bookrunners:
BNP Paribas
Citigroup Global Markets Limited
Credit Suisse Securities (Europe) Limited
Deutsche Bank AG, London Branch

Co-Managers:
BNY Mellon Capital Markets, LLC
RBC Europe Limited
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas at +20 7595 8222, Citigroup Global Markets Limited at +1-800-831-9146, Credit Suisse Securities (Europe) Limited at +1 800 221 1037 or +44 (0) 20 7888 4021 or Deutsche Bank AG, London Branch toll-free at +1-800-503-4611.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.